EX-99.(h)(i)(a)

FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT
THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the Fund Administration Servicing Agreement, dated as of December 3, 2019 (the “Agreement”) is entered into by and between GLOBAL BETA ETF TRUST, a Delaware statutory Trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).
RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to add additional Funds and to amend the fees of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is superseded and replaced in its entirety with Exhibit A attached hereto.

2
Effective with the commencement of the Global Beta Low Beta ETF and the Global Beta Momentum-Growth ETF, Exhibit B of the Agreement is superseded and replaced in its entirety with the Exhibit B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

GLOBAL BETA ETF TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Justin Lowry	By: /s/ Anita Zagrodnik
Name: Justin Lowry	Name: Anita Zagrodnik
Title: Trustee	Title: Senior Vice President
Date: 7/21/20	Date: 7/21/20

Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Separate Series of Global Beta ETF Trust

Name of Series

Global Beta Smart Income ETF
Global Beta Low Beta ETF
Global Beta Momentum-Growth ETF

2